EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-295458 and 333-279355 on Form S-3 and Registration Statement Nos. 333-274289, 333-249924, 333-71044, 333-145116, 333-266556, 333-169015, and 333-113426, as amended by Post-Effective Amendment Registration Statement No. 1 to 333-113426 on Form S-8 of our reports dated June 8, 2026 relating to the financial statements of Graham Corporation and the effectiveness of Graham Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended March 31, 2026.

/s/Deloitte & Touche LLP

Rochester, New York
June 8, 2026